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                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-14A


                                 TERMS AGREEMENT


                                                            Dated: June 26, 2002


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of June 1, 2002 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:        Series 2002-14A.
------------------         ----------------

Terms of the Series 2002-14A Certificates: Structured Asset Securities Corporation, Series 2002-14A Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 2-A1, Class 2-A2, Class B1-I, Class B1-I-X, Class B2-I, Class B2-I-X, Class B1-II, Class B2-II, Class B3, Class B4, Class B5, Class B6, Class P-I, Class P-II and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of two pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A1, Class 1-A2, Class 2-A1, Class 2-A2, Class B1-I, Class B1-I-X, Class B2-I, Class B2-I-X, Class B1-II, Class B2-II, Class B3 and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-82904.
----------------------

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 1-A2, Class 2-A1, Class 2-A2 and Class R Certificates be rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc., ("Moody's" and together with S&P, the "Rating Agencies"); the Class B1-I, Class B1-I-X and Class B1-II Certificates be rated "AA" by S&P and "Aa2" by Moody's; the Class B2-I, Class B2-I-X and Class B2-II Certificates be rated "A" by S&P and "A2" by Moody's and the Class B3 Certificates be rated "BBB" by S&P and "Baa2" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase froth the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:     June 1, 2002.
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Closing Date:     10:00 A.M., New York time, on or about June 28, 2002. On the
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.


                       [SIGNATURE PAGE IMMEDIATELY FOLLOWS






























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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                                LEHMAN BROTHERS INC.


                                                By: ___________________________
                                                    Name:  Stanley P. Labanowski
                                                    Title: Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By: _____________________________
    Name:  Stanley P. Labanowski
    Title: Senior Vice President
























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
                                                   Schedule 1
                                                   ----------

            Class                   Initial Certificate              Certificate                Purchase Price
            -----                        Principal                  Interest Rate                 Percentage
                                         Amount(1)                  -------------                 ----------
                                         ---------
             1-A1                       $148,347,000               Adjustable (2)                    100%
             1-A2                                (3)                  0.68%(3)                       100%
             2-A1                       $196,446,000                  6.15%(4)                       100%
             2-A2                                (3)                  6.15%(3)                       100%
             B1-I                         $4,306,000               Adjustable (2)                    100%
            B1-I-X                               (3)                  0.88%(3)                       100%
             B2-I                         $2,233,000               Adjustable (2)                    100%
            B2-I-X                               (3)                  0.45%(3)                       100%
            B1-II                         $3,329,000               Adjustable (2)                    100%
            B2-II                         $2,705,000               Adjustable (2)                    100%
             B-3                          $3,442,000               Adjustable (2)                    100%
              R                                 $100               Adjustable (2)                    100%

----------
(1)  These balances are approximate, as described in the prospectus supplement.

(2) These Certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) The Class 1-A2, Class 2-A2, Class B1-I-X and Class B2-I-X Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the prospectus supplement (the initial notional amounts of these certificates will be $148,347,000, $16,375,480, $4,306,000 and $2,233,000,
     respectively). After the Distribution Date in December 2002, the Class 1A-2 Certificates will no longer be entitled to receive distributions of any kind. After the Distribution Date in April 2007, the Class 2-A2 Certificates will no longer be entitled to receive distributions of any kind.

(4) The Class 2-A1 Certificates will accrue interest based on the interest rate specified above until the end of the accrual period in March 2007, subject to a maximum rate equal to the net WAC for pool 2. Beginning with the accrual period in April 2007, the Class 2-A1 Certificates will accrue interest at the net WAC for pool 2, as described in the prospectus supplement.